American Patriot Financial Group, Inc. Extends Unregistered Preferred Stock Offering

Greeneville, TN, April 13, 2010—American Patriot Financial Group, Inc. (the “Company”) today announced that its Board of Directors has extended the unregistered offering of preferred stock that the Company is making that is directed solely to residents of the State of Tennessee pursuant to the exemption from registration requirements under Section 3(a)(11) of the Securities Act of 1933 (the “Act”) for offers and sales of securities made to residents of a single state.  The Company is offering 5,000 shares of preferred stock without the engagement of underwriters.  The offering now will terminate at 5:00 p.m. local time on June 30, 2010, unless sooner terminated or further extended by the Company.

The preferred stock offered will not be or have not been registered under the Act and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Act.  Offers to purchase the preferred stock are only being solicited from and sales of preferred stock will be made only to bona fide residents of the State of Tennessee.

The Company intends this notice to comply with Rule 135C of the Securities and Exchange Commission, and accordingly, this notice is not intended to and does not constitute an offer of any securities for sale.